Exhibit 99.1

Release Immediately

05-30-R

PANICHELLA APPOINTED VICE PRESIDENT, HERCULES
AND PRESIDENT, AQUALON

On December 15, 2005 Hercules Incorporated (“Hercules”) announced that John E. Panichella will be joining Hercules as Vice President, Hercules Incorporated and President, Aqualon, a Business Unit of Hercules, effective January 1, 2006. Mr. Panichella will report to Craig A. Rogerson, President and CEO.

In announcing the appointment, Mr. Rogerson said, “I have known John professionally for several years in his career at BetzDearborn and am impressed with his leadership ability, business acumen and results orientation. Aqualon will benefit from his proven record of revitalizing organizations and generating new trajectories for profitable growth. John will be a valuable addition to our Executive Management Team.”

Most recently, Mr. Panichella was Vice President and General Manager, Americas for GE Water and Process Technologies. Prior to joining General Electric, he was Vice President, Global Hydrocarbon Processing for BetzDearborn, a former division of Hercules Incorporated.

In his twenty-two year career with BetzDearborn and General Electric, Mr. Panichella held several management positions requiring expertise in diverse areas, including business development, operations management, sales and marketing, and strategic development.

He holds an M.B.A. from the University of Phoenix and a B.S. in Chemistry from the University of Pittsburgh.

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Stuart L. Fornoff	(302) 594-7151